EXHIBIT 5.1
TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
(734) 855-2600
May 29, 2009
TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
Re:	Amended & Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan
Ladies and Gentlemen:
     As Senior Counsel — Securities and Assistant Secretary of TRW Automotive Holdings Corp. (“TRW”), I am delivering this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) to effect the registration under the Securities Act of 1933, as amended, of an aggregate 4.5 million shares of common stock of TRW (“Shares”) that may be issued by TRW from time to time in accordance with the Amended & Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (as amended, the “Plan”).
     In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity of all copies to the originals thereof and the authenticity of all original documents.
     I, or members of my staff, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records, documents and other instruments and have made such other investigations of fact and law as I have deemed necessary or appropriate to enable me to render the opinion expressed below. I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.
     Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares, upon issuance in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to me in Part II, Item 5 of the Registration Statement.

Very truly yours,
/s/ Sheri Roberts